EXHIBIT 4.33

SUNTRUST LEASING CORPORATION COMMITMENT LETTER

USA TRUCK, INC.

November 5, 2003

Mr. Cliff Beckham

Chief Financial Officer

USA Truck, Inc.

3108 Industrial Park Road

Van Buren, Arkansas 72956

Dear Cliff:

We are pleased to provide the following lease proposal covering financing for your truck acquisitions for the 2004 calendar year for your review and consideration. The attached Proposal Exhibit outlines the details of our financing. You will note below that the monthly lease factors have been adjusted to reflect the prevailing market conditions as of November 5, 2003.

Thank you for the opportunity to be of service on this transaction. Should you have any questions or require additional information, please do not hesitate to contact me at your convenience.

Sincerely,

/s/ MARK D. KING

SunTrust Leasing Corporation
Mark D. King Vice President

Agreed to and accepted on this 5th day of November, 2003

USA Truck, Inc.
Lessee

By:	/s/ CLIFF BECKHAM /CFO

Name/Title

Cliff Beckham
Print Name Above